Exhibit 99.1

Corvus Gold Files NI 43-101 Technical Report and Preliminary Economic Assessment for its North Bullfrog Project, Nevada

VANCOUVER, Aug. 4, 2015 /CNW/ - Corvus Gold Inc. ("Corvus" or the "Company") - (TSX: KOR, OTCQX: CORVF) announces the filing of an independent NI 43-101 technical report and preliminary economic assessment ("PEA") for its 100% owned North Bullfrog Project, Nevada to support the Company's announcement on June 16, 2015 of the results of the PEA.  There are no material differences between the June 16, 2015 news release and the technical report filed on July 31, 2015.

This summary of the PEA, which has already been disclosed via the June 16, 2015 news release, is being included here for informational purposes only and incorporates drilling conducted in 2014 used to calculate a new resource for the high-grade gold-silver Yellowjacket deposit.  The base case PEA assumed a conceptual WhittleTM pit shell and would be scheduled for processing as defined at a US $900 gold price.  Highlights of the PEA (in constant 2015 USD) include:

•	Pre-Tax Total Cash Flow: $479M at $1,200 gold, IRR of 53%
•	NPV(5% post-tax): $246M at $1,200 gold, IRR of 38%
•	NPV(5% post-tax): $103M at $1,000 gold, IRR of 20.5%
•	Projected average annual production: 149 k ounces gold per year for first 6 years dropping to 68.5 k ounces gold per year for the remaining 4 years
•	Projected silver production of 2.49 M ounces Life of Mine (LOM)
•	Cash Cost per gold ounce: $635
•	Project Total Capital Cost per gold ounce: $206
•	Initial Capex: $175M (LOM sustaining Capital $83M)
•	Strip ratio of 0.6-1 (waste to ore)
•	Gold recoveries of 87% mill and 74% heap leach
•	Mill resource grade increase of +100% to 2.1g/t gold
•	YellowJacket/mill resource confidence increased significantly with 91% in Measured & Indicated category up from <20% in 2014 resource

Jeff Pontius Corvus Gold CEO states, "The results from this initial analysis of the North Bullfrog deposits have clearly illustrated the economic potential of this new and emerging Nevada Gold District.  The project's strong performance with low development capital and low operating costs has formed a unique asset that could be ready for development even in the current gold price environment.  In addition, Corvus Gold is currently engaged in a multi-phase exploration drilling program targeting a number of high potential, high-grade vein system targets which could host significant new large discoveries.  When we link the current existing North Bullfrog project value with the Districts exceptional exploration potential, we believe the Corvus Gold investment opportunity shines very bright."

The PEA is based on the North Bullfrog resource model (as at June 16, 2015) which consists of material in the measured, indicated and inferred classifications.  Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the PEA will be realized.

Table 1
North Bullfrog Project - PEA SummaryResults
(values in 2015 US$ based on $1,200 gold price, mining recoverable resources defined by pit shells and 0.52 g/t gold mill breakeven grade and 0.15 g/t gold heap leach breakeven grade)

Parameter	Summary Data
Mineral resource - Measured Au and Ag	4.04 M t at 2.43 g/t Au for 316.2 kozs and at 18.89 g/t Ag for 2.46 Mozs
Mineral resource - Indicated Au and Ag	22.14 M t at 0.41 g/t Au for 289.6 kozs and at 1.18 g/t Ag for 0.84 Mozs
Mineral resource - Inferred Au and Ag	137.09 M t at 0.21 g/t Au for 926.2 kozs and at 0.75 g/t Ag for 3.32 Mozs
Pre-Tax Total Cash Flow; IRR at US$ 1,200* per Au oz	US$ 479 M; 53%
Post-Tax NPV(5%) ; IRR at US$ 1,200* per Au oz	US$ 246 M; 38%
Overall Strip Ratio	0.6 to 1 (overburden to mined mineral resource)
Average Annual Gold Production Years 1-6*	154 k Au Eq oz/year
Average Annual Gold Production Years 7-10*	69 k Au Eq oz/year
Average Gold Recovery - Mill	86.8%
Average Gold Recovery – Heap Leach	73.9%
Average Cash Cost	US$ 635/Au oz
Average Silver Recovery - Mill	71.4%
Average Silver Recovery – Heap Leach	6%
Average Total Mining Rate	69.7 k tonne/day
Average Mineralized Material Mining Rate	44.4 k tonne/day

* - Silver:Gold price ratio = 73.7

Table 2
Base Case Gold Price Sensitivity Analysis – North Bullfrog Project
(cash basis, all values in constant 2015 US$)

Gold Price ($/Oz)	Pre-Tax Total Cash Flow ($M)	NPV5% ($M) Post-Tax*	IRR (%)	Payback (yrs)
$1,000	234.7	$102.9	20.5	3.0
$1,100	356.7	$174.9	29.6	2.5
$1,200	478.7	$245.9	37.9	2.2
$1,300	600.8	$317.4	45.8	1.9
$1,400	722.8	$387.6	53.2	1.8

* - considers production royalties, Nevada mineral net proceeds and US Federal Income Tax

PEA Results

The PEA assumes development of a conventional drill and blast, surface mine using haul trucks and front end loaders, milling of higher grade mineralization with gravity-cyanide leaching, of the YellowJacket mineral resource, and heap leach processing of low grade mineralized material from the Sierra Blanca, Jolly Jane, and Mayflower mineral resources .  Mineralized material from the YellowJacket vein and stockwork mineral resource would be delivered to a processing plant incorporating a gravity concentration circuit with intense cyanide leaching of the gravity concentrate followed by cyanide leaching of the gravity tail product. Tail materials would be stored in a conventional, lined tailing storage facility (TSF). Lower grade disseminated mineralization would be processed by heap leaching of run of mine (ROM) material. Ultra-high intensity blasting would be performed to minimize particle size for enhanced heap leach recoveries and would allow transport and stacking on a heap leach pad using a feeder/conveyor/stacker system.  Gold and Silver in leachate solutions would be recovered from carbon from both process plants and a doré would be produced in a refinery located in the Mill.  Sensitivity of the projected financial performance of the North Bullfrog project is listed around the Base Case assumption of a constant gold price of US $1,200 per ounce in Table 2.

The PEA uses gold and silver recoveries for a gravity-cyanide leach mill that are estimated from two sets of metallurgical composite samples developed from PQ core materials generated in YellowJacket drilling programs during 2013 and 2014. Gravity concentrate samples were developed using a KnelsonTM concentrator. The KnelsonTM feed was ground to P80 -0.21mm (-65 mesh). The produced gravity concentrate was then re-ground to P80 -0.044mm (-325 mesh), and subjected to intense cyanide leaching. The leached concentrate was then re-combined with the gravity tail product and ground to P80 -0.074mm (-200 mesh) before the final cyanide leach to maximize gold and silver recovery. Average recoveries of 86.8% for gold and 71.4% for silver were assumed for the mill process plant.

Heap leach metallurgical recovery estimates are based on column leach testing data for composite samples constructed from Mayflower, Jolly Jane, and Sierra Blanca 2012 PQ core drilling. A total of 23 column leach tests have been run at McClelland Laboratories at a particle size of 80% passing -19 mm (-3/4 inch) for the four resource areas. The process recovery assumptions reflect consideration of particle size resulting from ultra-high intensity blasting with a particle size of P80 -84mm (-3.3 inch), similar to a primary crushing product, scaling for the effects of vertical lift heights of > 10m (30 ft) and a leach time of 1000 days. The leach pad production model predicts an average gold recovery of 74%, and an average silver recovery of 6% of the fire assay grade.

A summary of the PEA results for the base case gold price assumption of US $1,200 is listed in Table 3. Working capital and initial fills, which are recovered at the end of year 1 and at the end of the project respectively, were estimated to be US $16.4 M.  Operating costs included in the PEA were based on mining, processing, administration and reclamation, and are listed in Table 4, where they are normalized to process tonnage and recovered gold ounces.  Total LOM cash operating costs are projected to be US $635 / produced Au oz and LOM capital cost (adjusted for recovery of pre-strip mining, working capital recovery and initial fills recovery) was estimated to be an additional US $206 / produced Au oz.

The Company cautions that the PEA is preliminary in nature, and is based on technical and economic assumptions which will be further evaluated in more advanced studies.  The PEA is based on the North Bullfrog resource model (as at June 16, 2015) which consists of material in the measured, indicated and inferred classifications.  Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves.  The current basis of project information is not sufficient to convert the mineral resources to mineral reserves, and mineral resources that are not mineral reserves do not have demonstrated economic viability.  Accordingly, there can be no certainty that the results estimated in this PEA will be realized.  The PEA results are only intended as an initial, first-pass review of the potential project economics based on preliminary information.

Table 3
PEA Key Physical Data - North Bullfrog Mill & Heap Leach Project

Key Physical Data	Units	Value
Heap Leach Feed Mined	M tonnes	156.8
Mill Feed Mined	M tonnes	7.1
Overburden Mined	M tonnes	95.8
Total Material Mined	M tonnes	259.7
Mine Life*	Years	10
Contained Gold	Mozs	1.53
Recovered Gold	Mozs	1.19
Contained Silver	Mozs	6.61
Recovered Silver	Mozs	2.49
Average Strip Ratio	Overburden/Process Feed	0.60
Average Diluted Gold Grade Heap Leach	g/t	0.22
Average Diluted Gold Grade Mill	g/t	1.92
Average Gold Recovery	%	78%
Annual Process Feed Mined	M tonnes/yr	16.2
Average Annual Gold Produced	Au kozs/yr	117.0

*-excludes leach pad rinse period at end of mine life

Table 4
Operating Costs - North Bullfrog Mill & Heap Leach Project

Cost	Cost per Process tonne ($/tonne)	Cost/Recovered Gold Oz ($/Oz)
Mining	$2.41	$332
Processing	$1.65	$227
Administration	$0.43	$ 60
Reclamation	$0.12	$17
Total Operating Cost	$4.62	$635

Estimated capital costs are listed in Table 5, where they are divided between initial and sustaining capital.  The initial capital is estimated to be US $175.4M which includes equipment and construction, EPCM and Contingency. Sustaining capital includes leach pad expansions, mobile equipment purchases and rebuilds. Life of mine sustaining capital is estimated to be US $83.3 M.

Table 5
PEA Initial Capital Estimate - North Bullfrog Project

Capital Area	Estimated Capital Cost (US $M)
Initial Capital	$129.8M
EPCM	$19.1M
Contingency	$26.5 M
Total Initial Capital Cost	$175.4M

Sustaining Capital	83.3 M
Total LOM Capital Cost	258.7M

Scheduled resource and mining geometries for the PEA were defined by Lerch Grossman optimization using a US $900 gold price, current prevailing mining costs, and the latest metallurgical data for the project.

Cash Flow Model Inputs and Assumptions

Mineral Resources - The analysis included measured, indicated and inferred mineral resources in the mining and economic study.  Measured and indicated mineral resources make up 91% of the mill gold production plan and 17% of the heap leach production plan with the remainder being inferred mineral resource.

Project Schedule- The project schedule assumed a one (1) year period for construction of the mine infrastructure, and the initiation of mining at the YellowJacket and Sierra Blanca mineral resources. Mining was assumed to start at Mayflower in year 4 and at Jolly Jane in year 7.  Production from the four mineral resources was blended to level the required number of haul trucks with a peak mining rate of 89,300 tonnes per day.

Mining Method - A standard surface mine using a drill, blast, load, and haul mining plan was used for the study, assuming a 50 degree pit slope.  The mine volume was defined by Lerchs-Grossman optimization methods and the resulting mining volumes were used to develop a production plan that would be robust in a declining price market. Heap leach mineralization was assumed to be blasting using new, ultra-high intensity blasting to improve fragmentation for higher ROM leach recoveries without crushing. Within the mining shapes indicated by the WhittleTM analyses, a processing cut-off grade of 0.1 g/t gold was used for selection of mineralized material to be sent to the heap leach processing facility and 0.372 g/t for mineralized material to be sent to the mill processing facility.  Conceptual locations for the crusher, heap leach feeder/conveyor, and overburden dumps were used to estimate truck haulage cycles, and the production schedule was constrained by the truck fleet capacity.

Processing Methods - A conceptual heap leach model was developed for the northern area of North Bullfrog to be operated at a peak placement rate of 58,000 tonnes (average rate of 44,400 tonnes) of mineralized material per day, with all material assumed to be blasted to 80% - 84mm (-3.3 inch), and transported and placed by a conveyor/stacker system. The higher grade, YellowJacket vein and stockwork mineralization was assumed to be crushed and milled at a rate of 3,000 tonnes/day with a final grind size of 80% -0.074mm (-200 mesh). Gold would be recovered by intense cyanide leaching of a gravity concentrate and a final cyanide leaching of tail products. Both of these processing approaches are supported by metallurgical test data.

Gold Recovery Model - Mill process recoveries were estimated from metallurgical testing of gravity concentration, intense cyanide leaching of the gravity concentrate, and final cyanide leaching of the tail products. A total of six different sample composites were created from PQ core developed in 2013 and 2014 drilling programs, and were tested to characterize the variation of vein and vein stockwork materials. Heap leach process recoveries were estimated based on the results of column leach testing of composite samples created from the 2012 PQ core metallurgical drilling program.  A total of 23 sample composites from the 3 current resource areas were prepared from 2012 PQ core and used to create duplicate column tests at a nominal crushed size of 80% -19 mm (-3/4 inch).  The column leach test data was used with recovery models that simulated the ROM particle size gradation, the effects of time for 1000 days leaching and leach pad loading geometry to project the produced gold and silver. The recovery model predicted LOM average gold recovery to be 74% of contained gold content and 6% of contained silver content.

Operating and Capital Cost Estimates - Preliminary capital and operating costs were developed using information available from other Nevada milling and heap leach operations, a commercially available mining and development cost database, plus all available project technical data and metallurgical/process related test work.  Detailed design work, used to assess the potential for a smaller scale start up mine, has been used to refine the capital cost estimate.  Preliminary configurations of the site infrastructure alternatives (mill, heap leach pad, tailing storage facility, overburden storage facility, roads, shops, offices, etc.) have been evaluated and an arrangement was defined as the basis of capital cost estimates.  Capital costs were developed based on a nominal mining rate of 44,400 tonnes of mineralized material per day. Total processed material would be 163.7 M tonnes.  Major mobile equipment was assumed to be financed over the first five years of life.  All costs are in constant US$ from Q2 2015. No escalation was applied in the financial model.

Taxes and Royalties - Taxes and royalty charges were included in this PEA.  Taxes included the Nevada Mineral Net Profit tax at the maximum rate of 5% of cash flow net of operating costs, depletion and depreciation of capital costs. US Federal taxes were 26% of cash flow net of operating costs, depletion and depreciation of capital costs. Net smelter return (NSR) royalties apply to about 15% of the projected gold production with a 4% NSR on the Mayflower production and a 1-4% NSR on a portion of the Jolly Jane production (the Company has buy-out rights on all royalties).

Revenue - Revenue was determined in the base case financial model assuming a constant US $1,200 per gold ounce gold price. All sensitivities to gold price assumptions were assessed using constant US$ prices.

New Resource Calculation

The new mineral resource calculation reflects the benefits of the detailed 2014 infill drilling program leading to better defined vein/stockwork zone (Table 6 & 7).  The high average grade of the YellowJacket deposits along with its simple, oxide, high gold silver recoveries and open pit mining potential has produced an attractive near-term mining target.  In addition the new mineral resource has been calculated at a lower base case resource price of US $1,200 (April 1, 2014 resource used US $1,300 gold price), which has produced a more robust project.  The insight gained from the new detailed drilling of YellowJacket has been instrumental in defining and prioritizing Corvus' 2015 new discovery high-grade vein system exploration targets where drilling will begin this month.

Table 6
Measured, Indicated, and Inferred Mineral Resource Estimate for the North Bullfrog Project Defined by Whittle TM pit volumes, including both the YellowJacket Vein/Stockwork and Disseminated Oxide Mineralization at $1,200 Gold Price

		Yellowjacket (milling)				Disseminated (heap leach)				Total
WhittleTM Pit Gold Price*	Resources Category	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Strip Ratio	Contained Au kozs	Contained Ag kozs
$1,200	Measured	0.52	3.86	2.55	19.70	0.15	0.30	0.25	2.76	0.70	318.9	2,471.5
	Indicated		1.81	1.53	10.20		22.86	0.30	0.43		308.9	911.1
	Total M & I		5.67	2.22	16.67		23.15	0.30	0.46		627.7	3,382.6
	Inferred		1.48	0.83	4.26		176.35	0.19	0.67		1,132.2	4,005.0
*	- Analysis assumes a fixed ratio of the gold to silver prices of 73.7
**	-Breakeven grade derived from Whittle input parameters at US$1,200/oz gold price and Gold:Silver price ratio of 73.7
***	- See Cautionary Note to US Investors below on page 11
****	-The Mineral Resources above are effective as of June 16, 2015.
*****	-Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The Resource estimation is based on 280 drill holes with 41,314 gold composites. Geologic volumes were defined and used to constrain the estimation. Heap leach resources were estimated by regular Kriging. The YellowJacket vein and stockwork were estimated using Inverse Distance Cubed calculations.  To define the reasonable prospect of economic extraction, Metal Mining Consultants Inc. confined the resources to mining volumes defined by Whittle TM analysis. There are no known legal, political or environmental risks that could materially affect the potential development of the mineral resources.

YellowJacket High-Grade Resource

The YellowJacket mineral resource area is immediately east of the Sierra Blanca deposit and was modeled as a specific zone within the greater Sierra Blanca open pit deposit.  The zone has a North-Northwest trend and is currently defined by the Josh Vein on the west and the Liberator Fault on the east. This zone includes vein and stockwork vein type mineralization which remains open along strike and at depth.  In addition the 2014 drilling found several parallel, splay veins to the main Josh Vein which needs further drilling to assess their potential to expand the YellowJacket deposit.  Follow-up resource expansion drilling on the YellowJacket deposit is scheduled to follow the first two phases of District "new discovery" exploration drilling.

Exploration Implications of the New YellowJacket Model

The new YellowJacket mineral resource model and its exceptional continuity and structural association is an important "proof of concept" for the occurrence of other large, high-grade, vein systems in the North Bullfrog project area.  This new detailed understanding of the deposit has formed the basis for an expanded new discovery exploration initiative in the District which started in May of this year.   One of the fundamental understandings gained for the 2014 infill drilling of the YellowJacket has been the timing and orientation of structural activity that created openings for high-grade vein/stockwork formation.  This knowledge linked with new property wide, detailed mapping, and age dating information has outlined a number of similar settings to the YellowJacket deposit which hold promise for other future high-grade discoveries.  Corvus' 2015 District–wide exploration drilling program is focused on testing up to 10, new high priority, high-grade vein targets this year in its effort to discover a new Bullfrog or YellowJacket type deposit.

Mineral Resource Modeling Results

The North Bullfrog district-wide mineralization inventory includes four deposit areas, YellowJacket, Sierra Blanca, Jolly Jane, and Mayflower (Figure 1).  Mineralization occurs in two primary forms: (1) broad stratabound bulk-tonnage gold zones such as the Sierra Blanca, Mayflower, and Jolly Jane systems; and (2) moderately thick zones of high-grade gold and silver mineralization hosted by vein and stockwork vein zones dominantly at the YellowJacket deposit.

Table 7
North Bullfrog Mineral Resource at $1,200 Gold Price and Sensitivity of Mineral Inventory to Gold Prices for YellowJacket Vein/Stockwork and Disseminated Oxide Mineralization

		YellowJacket (milling)				Disseminated (heap leach)				Total
WhittleTM Pit Gold Price*	Resources Category	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Cutoff** (Gold g/t)	Tonnes (Mt)	Gold (g/t)	Silver (g/t)	Strip Ratio	Contained Au kozs	Contained Ag kozs
$1,000	Measured	0.67	3.81	2.57	19.88	0.18	0.29	0.25	2.74	0.63	317.7	2,464.6
	Indicated		1.72	1.58	10.57		18.02	0.31	0.42		266,.6	824.6
	Total M & I		5.53	2.26	16.99		18.32	0.31	0.45		584.3	3,289.2
	Inferred		1.38	0.86	4.44		155.29	0.20	0.70		1,025.4	3,716.0
$1,200	Measured	0.52	3.86	2.55	19.70	0.15	0.30	0.25	2.76	0.70	318.9	2,471.5
	Indicated		1.81	1.53	10.20		22.86	0.30	0.43		308.9	911.1
	Total M & I		5.67	2.22	16.67		23.15	0.30	0.46		627.7	3,382.6
	Inferred		1.48	0.83	4.26		176.35	0.19	0.67		1,132.2	4,005.0
$1,400	Measured	0.48	3.88	2.54	19.62	0.13	0.30	0.25	2.76	0.77	319.4	2,475.0
	Indicated		1.86	1.51	10.01		25.82	0.30	0.44		335.9	962.0
	Total M & I		5.75	2.20	16.50		26.12	0.30	0.46		655.3	3,347.5
	Inferred		1.53	0.84	4.19		189.5	0.19	0.66		1,194.5	4,216.2
*	- Analysis assumes a fixed ratio of the gold to silver prices of 73.7
**	-Breakeven grade derived from Whittle input parameters and Silver:Gold ratio of 73.7
***	-The Mineral Resources above are effective as of June 16, 2015.
****	-Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Table 8
WhittleTM Input Parameters used for the North Bullfrog Mineral Resource Estimation

Parameter	Unit	Mayflower*	Jolly Jane*	Sierra Blanca*	YellowJacket**
Mining Cost	US$/total tonne	1.64	1.42	1.62	1.62
Au Cut-Off***	g/tonne	0.20	0.15	0.15	0.56
Processing Cost	US$/ process tonne	1.72	1.72	1.27	11.57
Au Recovery	%	70.0	72.0	74.0	86.8
Ag Recovery	%	8.0	8.0	0	71.4
Administrative Cost	US$/process tonne	0.50	0.50	0.40	0.40
Refining & Sales	US$/tonne	0.07	0.04	0.02	0.11
Au Selling Price	US$/oz	1,200	1,200	1,200	1,200
Slope Angle	Degrees	50	50	50	50
*	- assumes heap leach processing of disseminated mineralization
**	- assumes Gravity - CIL mill processing of YellowJacket mineralization
***	- break-even grade derived from Whittle input parameters at US$1,200 per ounce gold price, and Gold:Silver price ratio of 59.2 for Mayflower and Jolly Jane, and of 73.7 for Sierra Blanca and YellowJacket

The structurally controlled vein and stockwork mineralization in the YellowJacket Deposit was modelled separately to prevent smearing of high-grade mineralization into the surrounding blocks. Based on the metallurgical data on YellowJacket mineralization, it has been assumed that this material will be processed through a separate milling circuit and thus carries different processing costs and recoveries, resulting in cut-off grades different than the heap leach processing.  These additional costs and recoveries have been accounted for in the WhittleTM pit analysis.

The disseminated mineralization at Sierra Blanca was also modeled in a series of discrete volumes to prevent grade smearing across certain important grade-controlling faults. The disseminated oxide mineralization has been modeled based on our current metallurgy for run of mine heap leach processing with each resource area having an estimated heap leach recovery.  The heap leach feed then carries the costs associated with heap leach processing as reflected by the cut-off grade.

The Company has filed a National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") technical report (the "Report") prepared by independent qualified persons, which includes the results of the mineral resource update and PEA discussed herein, on SEDAR, and investors are urged to review the Report in its entirety.

About the North Bullfrog Project, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 72 km² in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 865 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right.

The North Bullfrog project includes numerous prospective gold targets at various stages of exploration with four having NI 43-101 compliant mineral resources (Sierra Blanca, Jolly Jane, Mayflower and YellowJacket).   The project contains a measured mineral resource of 3.86 Mt at an average grade of 2.55 g/t gold and 19.70 g/t silver, containing 316.5k ounces of gold and 2,445k ounces of silver, an indicated mineral resource of 1.81 Mt at an average grade of 1.53 g/t gold, and 10.20 g/t silver, containing 89.1k ounces of gold and 593.6k ounces of silver and an inferred resource of 1.48 Mt at an average grade of 0.83 g/t gold and 4.26 g/t silver, containing 39.5k ounces of gold and 202.7k ounces of silver for oxide mill processing.  The mineral resource for the mill process was defined by WhittleTM optimization using all cost and recovery data and a breakeven cut-off grade of 0.52 g/t gold. In addition, the project contains a measured mineral resource of  0.3 Mt at an average grade of 0.25 g/t gold and 2.76 g/t silver, containing 2.4k ounces of gold and 26.6k ounces of silver, an indicated mineral resource of 22.86 Mt at an average grade of 0.30 g/t gold and 0.43 g/t silver, containing 220.5k ounces of gold and 316.1k ounces of silver and an inferred mineral resource of 176.3 Mt at an average grade of 0.19 g/t gold and 0.67 g/t silver, containing 1,077.4k ounces of gold and 3,799.2k ounces of silver for oxide, heap leach processing. The mineral resource for heap leach processing was defined by WhittleTM optimization using all cost and recovery data and a breakeven cut-off grade of 0.15 g/t.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by NI 43-101, has supervised the preparation of the scientific and technical information that form the basis for this news release and has reviewed and approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has reviewed and approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at North Bullfrog was designed and supervised by Mark Reischman, Corvus' Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to ALS Chemex in Reno, Nevada, for preparation and then on to ALS Chemex in Reno, Nevada, or Vancouver, B.C., for assaying.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Mr. Scott E. Wilson, CPG, President of Metal Mining Consultants Inc., is an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, for the overall technical report, and the Mineral Resource estimate.  Mr. Wilson has over 26 years' experience in surface mining and is a Registered Member (#4025107RM) of Society for Mining, Metallurgy and Exploration, Inc.  Mr. Wilson and Metal Mining Consultants, Inc. are independent of the Company under NI 43-101. Mr. Wilson visited the North Bullfrog site during 2014 and 2015. Mr. Wilson has performed data verification by examining core materials at the site, and has selected quarter core samples to develop independent verifying assays of intervals by the ALS Chemex laboratory in Reno, NV. Geologic data development processes were reviewed and observed during the site visit. All drilling geologic description, assaying data and geochemical data have been provided in a database format to Metal Mining Consultants Inc. for the purpose of estimating the resource.  Mr. Wilson reviewed the News Release and approved of its publication.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at North Bullfrog, Nevada.  In addition the Company controls a number of other North American exploration properties representing a spectrum of gold, silver and copper projects.  Corvus is committed to building shareholder value through new discoveries and the expansion of those discoveries to maximize share price leverage in a recovering gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.   All statements, other than statements of historical fact, included herein including, without limitation, statements regarding projected economics of the mine plan contained in the PEA, including mine development and operating costs and potential future productions, estimates of mineral resources, the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential to expand the existing estimated mineral resource at the North Bullfrog project, the potential for the North Bullfrog system to continue to grow and/or to develop into a major new higher-grade, bulk tonnage, Nevada gold discovery, the potential for any mining or production at North Bullfrog, the potential for the identification of multiple deposits at North Bullfrog, the potential for the existence or location of additional high-grade veins, the potential for the Company to secure or receive any royalties in the future, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Certain material assumptions regarding such forward-looking statements are discussed in this news release and the Company's annual and quarterly management's discussion and analysis filed at www.sedar.com. In addition to, and subject to, such assumptions discussed in more detail elsewhere, the forward-looking statements in this news release are also subject to the following assumptions: (1) the price of gold and silver being consistent with the prices used herein; (2) the ability to develop the North Bullfrog project in accordance with the terms of the PEA; (3) the timing of the receipt of regulatory and governmental approvals, permits and authorizations necessary to implement and carry on the Company's planned exploration and potential development programs; (4) the Company's ability to attract and retain key staff, (5) the timing of the ability to commence and complete the planned work at the Company's projects, and (6) the ongoing relations of the Company with its underlying property lessors and the applicable regulatory agencies. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company's 2014 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and the Company's United States public disclosure filings may be access via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

Cautionary Note to US Investors

NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this press release have been prepared in accordance with NI 43-101 and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the "CIM Standards") as they may be amended from time to time by the CIM.

United States investors are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth in the SEC's Industry Guide 7 ("SEC Industry Guide 7").  Accordingly, the Company's disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to SEC Industry Guide 7.  Without limiting the foregoing, while the terms "mineral resources", "inferred mineral resources", "indicated mineral resources" and "measured mineral resources" are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7.  Mineral resources which are not mineral reserves do not have demonstrated economic viability, and US investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves.  Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit amounts.  The term "contained ounces" is not permitted under the rules of SEC Industry Guide 7.  In addition, the NI 43-101 and CIM Standards definition of a "reserve" differs from the definition in SEC Industry Guide 7.  In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a "final" or "bankable" feasibility study is required to report reserves, the three-year historical price is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. The mine economics presented herein and derived from the PEA are preliminary in nature and may not be realized. The PEA is not a feasibility study. U.S. investors are urged to consider closely the disclosure in our latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml. U.S. Investors are cautioned not to assume that any defined resource will ever be converted into SEC Industry Guide 7 compliant reserves.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

SOURCE Corvus Gold Inc.

Image with caption: "Figure 2: Corvus land position at North Bullfrog with mineral resource areas shown. (CNW Group/Corvus Gold Inc.)". Image available at: http://photos.newswire.ca/images/download/20150804_C5198_PHOTO_EN_470054.jpg

%CIK: 0001507964

For further information: Ryan Ko, Investor Relations, Email: info@corvusgold.com, Phone: 1-888-770-7488 (toll free) or (604) 638-3246, Fax: (604) 408-7499

CO: Corvus Gold Inc.

CNW 08:00e 04-AUG-15